EXHIBIT 1

EATON VANCE UNIT TRUST - SERIES 1

REFERENCE TRUST INDENTURE

Dated:                    , 2015

This Trust Indenture among Eaton Vance Distributors, Inc., as Depositor, The Bank of New York Mellon, as Trustee, and Eaton Vance Management, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Eaton Vance Unit Trust, Effective for Unit Investment Trusts Established On and After             , 2015” (the “Trust Indenture”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(52) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Units outstanding” for the Trust in the “Statements of Condition” in the Prospectus.

3. The term “Deferred Sales Charge Payment Dates” shall mean              and the              day of each month thereafter through             .

4. The Depositor’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Supervisory, evaluation, and bookkeeping and administrative fees” in the “Fees and Expenses” section in the Prospectus.

5. The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s fee and operating expenses” in the “Fees and Expenses” section in the Prospectus.

IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

EATON VANCE DISTRIBUTORS, INC.

By:

THE BANK OF NEW YORK MELLON

By:

EATON VANCE MANAGEMENT

By:

3

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED

IN

EATON VANCE UNIT TRUST - SERIES 1

[Incorporated herein by this reference and made a part hereof is each “Portfolio” schedule as set forth in the Prospectus.]